UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 8, 2024

Booking Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36691	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue	Norwalk	Connecticut	06854
(Address of principal executive offices)			(zip code)

Registrant's telephone number, including area code: (203) 299-8000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12  under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol	Name of Each Exchange on which Registered:
Common Stock par value $0.008 per share	BKNG	The NASDAQ Global Select Market
0.100% Senior Notes Due 2025	BKNG 25	The NASDAQ Stock Market LLC
4.000% Senior Notes Due 2026	BKNG 26	The NASDAQ Stock Market LLC
1.800% Senior Notes Due 2027	BKNG 27	The NASDAQ Stock Market LLC
0.500% Senior Notes Due 2028	BKNG 28	The NASDAQ Stock Market LLC
3.625% Senior Notes Due 2028	BKNG 28A	The NASDAQ Stock Market LLC
4.250% Senior Notes Due 2029	BKNG 29	The NASDAQ Stock Market LLC
3.500% Senior Notes Due 2029	BKNG 29A	The NASDAQ Stock Market LLC
4.500% Senior Notes Due 2031	BKNG 31	The NASDAQ Stock Market LLC
3.625% Senior Notes Due 2032	BKNG 32	The NASDAQ Stock Market LLC
3.250% Senior Notes Due 2032	BKNG 32A	The NASDAQ Stock Market LLC
4.125% Senior Notes Due 2033	BKNG 33	The NASDAQ Stock Market LLC
4.750% Senior Notes Due 2034	BKNG 34	The NASDAQ Stock Market LLC
3.750% Senior Notes Due 2036	BKNG 36	The NASDAQ Stock Market LLC
3.750% Senior Notes Due 2037	BKNG 37	The NASDAQ Stock Market LLC
4.000% Senior Notes Due 2044	BKNG 44	The NASDAQ Stock Market LLC
3.875% Senior Notes Due 2045	BKNG 45	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

Booking Holdings Inc. (the “Company”) is filing this Current Report on Form 8-K/A to amend its Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2024 (the “Original Report”) to supplement the Company’s disclosure under Item 2.05 of the Original Report. The Original Report otherwise remains unchanged.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On November 8, 2024, the Company announced its intention to implement certain organizational changes that are expected to improve operating expense efficiency, increase organizational agility, free up resources that can be reinvested into further improving its offering to travelers and partners, and better position the Company for the long term (the “Program”). We estimate that the Program will, over the coming three years, ultimately reduce annual run rate expenses by approximately $400 to $450 million versus our 2024 expense base. We expect the majority of these savings to come from changes across our brands such as modernizing processes and systems, optimizing procurement, and reducing real estate footprint, as well as approximately one-third from expected workforce reductions. We expect the majority of the estimated savings to be realized after 2025, and the annualized run rate savings do not reflect the aggregate expected costs to implement the Program. We believe these actions will help us towards our goal of growing fixed expenses (Personnel, General & Administrative, and IT expenses) slower than revenue in 2025 and improving efficiency across other operating expenses.

We currently expect that restructuring costs and accelerated investments related to the Program will be incurred in the next two to three years and are estimated to be, in the aggregate, approximately one times the expected annual run rate saving. We anticipate these costs to primarily relate to expected workforce reductions, technology investments, and professional fees. Because the details of the Program are not yet final and remain subject to consultation with works councils, employee representative bodies, and other relevant organizations, legal requirements in multiple jurisdictions, and the Company completing its analysis of overall Program costs, the charges associated with the Program could change in the future.

Forward-Looking Statements

This Current Report contains forward-looking statements, which reflect our views regarding current expectations and projections about future events and conditions and are based on currently available information. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions that are difficult to predict, including, among others, the ability of the Company to manage works council and other consultation processes, potential operational disruptions as a result of the Program, the ability of the Company to achieve the expected benefits from the Program, the ability of the Company to identify the categories and estimated magnitude of costs expected to be incurred, and the other Risk Factors identified in our most recently filed annual report on Form 10-K; therefore, our actual results could differ materially from those expressed, implied, or forecast in any such forward-looking statements. Expressions of future goals and expectations and similar expressions, including “may,” “will,” “should,” “could,” “aims,” “seeks,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” and “continue,” reflecting something other than historical fact are intended to identify forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. However, readers should carefully review the reports and documents the Company files or furnishes from time to time with the Securities and Exchange Commission, particularly our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKING HOLDINGS INC.

By:	/s/ Ewout L. Steenbergen
	Name:	Ewout L. Steenbergen
	Title:	Executive Vice President and Chief Financial Officer

Date:  December 10, 2024